Exhibit 3.2


         "ORTHOFIX INTERNATIONAL N.V." a limited liability corporation organized under the laws of the Netherlands Antilles, with statutory seat in Curacao, Netherlands Antilles and with registered address Abraham De Veerstraat 7, Curacao, Netherlands Antilles (the "Company"), has been legally incorporated under the name: "Ortofix International Investments N.V.", by deed executed before Johannes Wilhelmus Maria Thesseling, at that time a Civil-Law Notary of Curacao, Netherlands Antilles, on the nineteenth day of October nineteen hundred and eighty-seven, such according to a draft of the aforementioned deed of incorporation, upon which the at that time required declaration of no-objection was granted by ministerial decree of the nineteenth day of October ninteen hundred eighty-seven, under number 2250/N.V.

         The articles of incorporation have lastly been amended by deed of amendment executed before notary G.C.A. Smeets, aforementioned, on the twenty-second day of August nineteen hundred and ninety-five, such according to a draft of the aforementioned deed of amendment, upon which the at that time required declaration of no-objection was granted by ministerial decree of the twenty-second day of August nineteen hundred and ninety-five, under number 2001/N.V.

         It was decided by the general meeting of shareholders of the Company held on the twenty-ninth day of June two thousand and four to amend the articles of incorporation of the Company, such under assignment of the appearer, aforementioned, to execute and sign the deed of amendment of the articles of incorporation.

         In performance of the aforesaid resolution the appearer declared to amend the articles of incorporation of the aforesaid limited liability company and to restate the articles of incorporation in their entirety, as follows:

                               NAME AND DOMICILE
                                   ARTICLE 1

1.1  The name of the Company is: "ORTHOFIX INTERNATIONAL N.V.".

1.2 In transactions in foreign countries, the name "Orthofix International Inc." may be used.

1.3 The Company is domiciled in Curarao and may have branches and/or branch offices elsewhere.

                                    PURPOSE
                                   ARTICLE 2

2.1 The purpose of the Company is:


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     (a)  to act as a diversified orthopedic products company manufacturing, marketing and selling a broad line of minimally invasive surgical, as well as non-surgical, products for the spine, reconstruction and trauma market sectors, including but not limited to external and internal fixation devices used in fracture treatment, limb lengthening and bone reconstruction, noninvasive stimulation products, bracing products and pain management products and to engage in any business related thereto;

     (b) to manufacture, buy, sell and use any and all products made from wood, metal, plastic or other material or materials or combinations thereof and to engage in manufacturing generally;

     (c) to enter into and carry on any mercantile business in any country and to receive by assignment or purchase or to otherwise acquire any accounts receivable, bank accounts, securities, bills of exchange, notes, bonds, letters of credit, stocks or other instruments of value or documents of title in any country and to collect and hold the proceeds thereof;

     (d) to undertake, conduct, assist, promote or engage in any research and development;

     (e) to organize and to own, directly or indirectly, and to operate, under the laws of any state or other government, domestic or foreign, corporations and other organizations; to subscribe for any such corporation or organization; and to dissolve, liquidate, wind up, reorganize, merge or consolidate any such corporation or organization;

     (f) to invest its assets in securities, including shares and other certificates of participation and bonds, as well as other claims for interest bearing debts, however denominated, and in any and all forms, the borrowing of money and the issuance of evidences of indebtedness therefor, as well as the lending of money;

     (g)  to acquire considerations paid for technical assistance;

     (h) to invest its assets directly or indirectly in real property and right, to acquire, own, hire, let, lease, rent, divide, drain, reclaim, develop, improve, cultivate, build on, sell or otherwise alienate, mortgage or otherwise encumber real property and to construct infrastructure work, like roads, pipes and similar works on real estate;

     (i) to obtain income from the disposition or grant of rights to use copyrights, patents, designs, secret processes and formulae, trademarks and other analogous property, from royalties (including rentals) for the use of industrial, commercial or scientific equipment, and from compensation or other consideration received for technical assistance or services;

     (j) to establish, participate in and manage limited liability and other companies or other undertakings of every kind or nature whatsoever, and to engage in industry and trade;

     (k) to guarantee or otherwise secure, and to transfer ownership, to mortgage, to pledge or otherwise to encumber assets as security for the obligations of the Company and for the obligations of third parties, with or without consideration;

     (1) to borrow moneys upon the issuance of its bonds, debentures, notes or other obligations and to give security therefor; and


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


     (m) to place in trust all or any of its properties, including securities.

2.2 The Company is entitled to do all that may be useful or necessary for the attainment of the above purposes or that is connected therewith in the widest sense, including the participation in and the management of any other venture or corporation.

                                    DURATION
                                   ARTICLE 3

          The Company shall have perpetual existence.

                               CAPITAL AND SHARES
                                   ARTICLE 4

4.1 The capital of the Company is divided into Common Shares with a par value of ten United States cents (US $0.10) per share (the "Common Shares"), with a maximum of fifty million (50,000,000) Common Shares.

4.2 Common Shares shall be issued pursuant to a deed between the Company and the prospective shareholder at such times, under such conditions and for such consideration as may be determined by, or on behalf of, the Board of Directors, provided that such consideration shall not be less than par value.

4.3 The Board of Directors is competent, without instruction of the General Meeting of Shareholders, to redeem Common Shares with due observance of the provisions applicable thereto of these Articles of Association and subsequently cancel them. The redemption price per Common Share so redeemed shall be calculated in accordance with generally accepted accounting principles as being the value that would be payable on such Common Shares were the Company liquidated or dissolved.

4.4 Options to subscribe for Common Shares in the Company may be issued to directors, officers and other persons employed by the Company and/or its subsidiaries or whose services are otherwise contracted by the Company, for such consideration and on such terms as determined from time to time by, or on behalf of, the Board of Directors, provided that the exercise price of such options shall not be below the net asset value of the relevant Common Shares as calculated in accordance with generally accepted accounting principles at the time of issuance of the relevant options.

4.5 The options will be issued by the Board of Directors in registered form only, and shall be entered in a register, which shall be kept by, or on behalf of, the Board of Directors.

4.6 At the request of a holder of options, certificates may be issued for the options held by him. Option certificates shall be signed by a director, which signature may be in facsimile.

                                   ARTICLE 5

No holder of Common Shares of the Company shall have as such shareholder any preferential or preemptive right to purchase or subscribe for any Common Shares or any securities convertible into or exchangeable for shares which the Company may issue.

                                   ARTICLE 6

6.1 The Company may, with due observance of the provisions of article 114 of Book 2 Civil Code Netherlands Antilles for its own account and for valuable consideration from time to time, acquire fully paid Common Shares. The authority to make any


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


     such acquisition is vested in the Board of Directors. Any Common Shares so acquired may be cancelled by the Board of Directors.

6.2 The Company shall not acquire any voting rights by reason of ownership of its Common Shares, and, in connection with any General Meeting of Shareholders, Common Shares owned by the Company shall not be counted as outstanding, or as present or represented, for the purpose of determining a quorum or for any other purpose.

                                   ARTICLE 7

7.1  The Common Shares shall be in registered form.

7.2 Share certificates for the Common Shares may be issued at the request of the shareholder.

7.3 The Common Shares shall be entered into a register (the "Register") which is kept by the Board of Directors or by a registrar designated thereto by the Board of Directors (the "Registrar"). Each entry shall mention the name of the shareholder, his residence or his elected domicile, the date of acquisition and the quantity of his Common Shares and the numbers of the share certificates, if any, representing such Common Shares and such further information as is mentioned in article 109 Book 2 Civil Code Netherlands Antilles. The Register shall not be open for inspection by third parties or shareholders with respect to Common Shares other than those registered in their name, except with respect to Common Shares that have not been paid in full and except further, with respect to the Registrar, if said Registrar has been requested, or if demand of said Registrar has been made, to disclose any piece of information in the Register and failure to disclose such information would lead to liability of the Registrar.

7.4 Every transfer and devolution of a Common Share shall be entered in the Register and every such entry shall be signed by a director or by the Registrar or by a transfer agent (a "Transfer Agent") designated thereto by the Board of Directors.

7.5 If any shareholder shall establish to the satisfaction of the Board of Directors that his share certificate has been lost or destroyed, then, at his request, a duplicate may be issued under such conditions and guarantees (which, if required by the Board of Directors, may include the provision of an indemnity bond issued by an insurance company) as the Board of Directors shall determine. By the issuance of the new share certificates on which shall be recorded that it is a duplicate, the old certificate in place of which the new one has been issued shall become null and void. The Board of Directors may authorize the exchange of new share certificates for mutilated share certificates. In such case the mutilated share certificates shall be delivered to the Company and shall be cancelled immediately. The cost of a duplicate or new certificate and any proper expenses incurred by the Company in connection with the issuance thereof may, at the option of the Board of Directors, be charged to the shareholder.

7.6 (a) The transfer of Common Shares shall be effected by a deed of transfer between the transferor and the transferee and serving of that deed upon the Company or by written acknowledgement of the transfer by the Company. If share certificates have been issued, parties may make an appropriate declaration on the certificate, which then counts as a deed of transfer and the acknowledgment by the Company can take place by an annotation on the share certificate.


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


     (b) As long as the Common Shares are listed on a stock exchange, transfer of shares may also be effected in accordance with the system commonly applied by such stock exchange.

7.7 The entry in the Register provided for in paragraphs 3 and 4 of this Article shall have the effect of a written acknowledgement of the transfer by the Company in the event no share certificate(s) has (have) been issued.

                                   MANAGEMENT
                                   ARTICLE 8

8.1 The management of all the affairs, property and business of the Company shall be vested in a Board of Directors, who shall have and may exercise all powers except such as are exclusively conferred upon the shareholders by law or by these Articles of Association, as from time to time amended.

8.2 With respect to the issuance of Common Shares, the Board of Directors, or persons acting pursuant to authority granted by the Board of Directors, may enter into and conclude agreements without the necessity of any action by the General Meeting of Shareholders:

     (a) imposing special obligations upon the Company in connection with the subscription for Common Shares;

     (b) concerning the issue of Common Shares on a basis other than that on which participation in the Company is open to the public;
          or

     (c) providing for the payment for Common Shares by means other than by legal tender of the Netherlands Antilles.

8.3 Save as set out in article 8.5, the directors shall be elected at a General Meeting of Shareholders by a plurality of votes cast, in person or by proxy, by the shareholders. The number of persons constituting the whole Board of Directors shall be not less than seven nor more than fifteen, as fixed and elected by the General Meeting of Shareholders. The number of persons constituting the whole Board of Directors shall, until changed at any succeeding General Meeting of Shareholder, be the number so fixed and elected. Directors may be removed or suspended at any time by the General Meeting of Shareholders. At any General Meeting of Shareholders at which action is taken to increase the number of the whole Board of Directors or to remove a director, or at any subsequent General Meeting of Shareholders, the shareholders may fill any vacancy or vacancies created by such action.

8.4 Each director shall be elected to serve until the next annual General Meeting of Shareholders and until his successor shall be elected and qualified, or until his death, resignation, retirement or removal.

8.5 In the event that one or more of the directors resigns or is prevented from or is incapable of acting as director, the remaining directors (or the remaining director, if there should be only one) may appoint one or more persons to fill the vacancy or vacancies thereby created on the Board of Directors until the next General Meeting of Shareholders, provided that if at any time the number of directors then in office shall be reduced to less than two, the remaining directors or director shall forthwith call a General Meeting of Shareholders for the purpose of filling the vacancies in the Board of Directors, and provided further that in the event that all of the directors are prevented from or are incapable of acting as directors, the Company shall be temporarily managed by any person or persons previously appointed by


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


     the Board of Directors so to act who shall forthwith call a General Meeting of Shareholders for the purpose of electing a Board of Directors. If no such General Meeting of Shareholders shall be called, and if no such person shall have been appointed, any person or persons holding in the aggregate at least twenty-five per cent (25%) of the outstanding Common Shares of the Company may call a General Meeting of Shareholders for the purpose of electing a Board of Directors.

8.6 A regular meeting of the Board of Directors shall be held at such place, at such time and on such notice as the Board of Directors shall determine from time to time, and a special meeting shall be held as and when the Chairman or Vice Chairman of the Board of Directors shall call the same. Notice of the time and place of a special meeting shall be given:

     (a) not less than ninety-six (96) hours before such meeting, by written notice mailed to each director, or

     (b) not later than the calendar day immediately preceding the date of such meeting, by personal delivery, or by telephone call or by sending an email or telefax to each director.

     A waiver of notice of any such meeting signed by all of the directors, whether before, at or after the time of such meeting, shall be deemed equivalent to notice of the meeting.

8.7 A majority of the whole Board of Directors shall constitute a quorum for the conduct of any business and the action of the majority of the directors present, in person or by proxy as hereinafter provided, at a meeting at which a quorum is so present, shall constitute the action of the Board of Directors. In the absence of a quorum, one director may adjourn any meeting from time to time until a quorum shall be present and no notice of the adjourned meeting need be given if the time and place are fixed at the meeting adjourned and if the period of adjournment does not exceed ten days in any one adjournment.

8.8 Meetings of the Board of Directors may be held through conference telephone calls or other communication equipment allowing all persons participating in the meeting to hear each other or through any other device permitted by then applicable law, and participation in a meeting through any such lawful device or arrangement shall constitute presence at such meeting.

8.9 When action by the Board of Directors is required or permitted to be taken, action at a meeting may be dispensed with if all the directors shall consent in writing to such action taken or being taken. Directors may by e-mail, telefax, or other writing appoint a proxy to act at any meeting of the Board of Directors, such proxy to be restricted, however, to the particular meeting specified therein. Such proxy must be another director of the Company.

                                   ARTICLE 9

9.1 The Board of Directors, by resolution adopted by a majority of the entire Board of Directors, may appoint an Executive Committee (and may discontinue the same at any time) to consist of two or more directors of the Company to hold office at the pleasure of the Board of Directors. Additional members of the Executive Committee may, but are not required to, be directors. The Executive Committee shall, subject to the provisions laid down in these Articles of Association, have and may exercise all the powers and authority delegated to it by the Board of Directors


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


     regarding the management of the business and affairs of the Company. The Executive Committee shall not have the power or authority to:

     (a) recommend to the shareholders to amend the Articles of Association;

     (b) recommend to the shareholders the sale, lease or exchange of all or substantially all of the Company's property and assets;

     (c) recommend to the shareholders the dissolution and liquidation of the Company;

     (d) amend the By-laws, as defined in paragraph 6 of Article 10 of these Articles of Association (in Dutch: "reglement"), if any;

     (e)  declare interim dividends; or

     (f)  authorize the issuance of Common Shares;

     for as much as such powers are within the authority of the entire Board of Directors or the General Meeting of Shareholders.

9.2 Meetings of the Executive Committee may be called at any time by the Chairman of the Board of Directors or the Chairman of the Executive Committee or any two members of the Executive Committee. Two members of the Executive Committee shall constitute a quorum for the transaction of business, except that when the Executive Committee consist of one member, then one member shall constitute a quorum.

9.3 The Board of Directors by resolution passed by a majority of the entire Board of Directors may appoint such other Committees as may be deemed advisable and may terminate any such Committee at any time. Each Committee shall have two or more members who may, but are not required to, be directors and who shall serve at the pleasure of the Board of Directors and shall have such powers as may be provided by resolution of the Board of Directors. Two members of each of such Committee shall constitute a quorum for the transaction of business except that when such an additional Committee consists of one member, then one member shall constitute a quorum.

                                   ARTICLE 10

10.1 The Board of Directors annually shall elect or appoint the following officers: a Chairman, a President, a Secretary and a Treasurer, each to serve until his successor is elected and qualified. The Board of Directors from time to time also may elect or appoint a Chairman of the Executive Committee, one or more Vice Chairmen of the Board of Directors, one or more Vice Presidents (who may have such additional descriptive designations as the Board of Directors may determine), a Controller, one or more Assistant Treasurers, Assistant Controllers and any such other officers and agents as it determines proper, all of whom shall hold office at the pleasure of the Board of Directors. The same person may hold any two or more of the aforesaid offices but no officer shall execute, acknowledge or verify an instrument in more than one capacity if such instrument is required by law or by these Articles of Association to be executed, acknowledged or verified by two or more officers. The Chairman and the Vice Chairman of the Executive Committee shall be chosen from among the Board of Directors, but the other officers of the Company need not be members of the Board of Directors.

10.2 The Company shall be represented at law and otherwise, and shall be bound with respect to third parties by:


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     (a)  those directors authorized by the Board of Directors to represent the
          Company, who shall have the following titles and occupy the following offices:

          (i)  Chairman; or

          (ii) Vice Chairman;

     (b) persons, who may, but are not required to, be directors, authorized by the Board of Directors to represent the Company, who shall have the following titles and occupy the following offices:

          (i)  President;

          (ii) one or more Vice Presidents;

          (iii) Chief Executive Officer;

          (iv) Chief Operating Officer;

          (v)  Controller;

          (vi) Treasurer; or

          (vii) Secretary.

     The Board of Directors may also from time to time authorize other persons, who may or may not be directors, to represent the Company, who shall have such titles and occupy such additional offices as the Board of Directors may determine.

10.3 The General Meeting of Shareholders may grant specific authority to the Chairman, the President or any member of the Board of Directors to represent the Company with respect to any particular matter as specified by such General Meeting of Shareholders.

10.4 The persons holding the above-mentioned offices or any other offices which the Board of Directors may from time to time authorize as herein provided shall, respectively, have such power and authority as the Board of Directors may from time to time grant to the holders of the offices held by them.

10.5 The Board of Directors may grant general or specific authority to additional agents or to committees, giving such agents or committees such general or limited powers or duties as it may deem appropriate.

10.6 The Board of Directors may adopt and may amend and repeal such rules and regulations as it may deem appropriate for the conduct of the affairs and the management of the Company, including rules, regulations and resolutions setting forth the specific powers and duties of the holders of the above-mentioned offices and other persons authorized by the Board of Directors to represent the Company (the "By-laws"). Such rules, regulations and resolutions must be consistent with these Articles of Association.

10.7 The directors, the holders of the above-mentioned offices and other persons authorized by the Board of Directors to represent the Company shall receive such compensation as the Board of Directors may from time to time prescribe.

                                   ARTICLE 11

11.1 The Company shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity, against


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     expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company.

11.2 The Company shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been finally adjudged to be liable to the Company for improper conduct unless and only to the extent that the court in which such action or suit was brought or any other court having appropriate jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, judgments, fines and amounts paid in settlement which the court in which the action or suit was brought or such other court having appropriate jurisdiction shall deem proper.

11.3 To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs I and 2 of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

11.4 Any indemnification under paragraphs 1 and 2 of this Article (unless ordered by a court) shall be made by the Company only as authorized by contract approved, or by-laws, resolution or other action adopted or taken, by the Board of Directors or by the shareholders.

11.5 Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized by this Article.

11.6 The indemnification and advancement of expenses provided by or granted pursuant to the other paragraphs of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of shareholders or disinterested


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


     directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of the estate of such a person.

11.7 The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Article.

11.8 For purposes of this Article, reference to the Company shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, and which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation if its separate existence had continued.

                        GENERAL MEETING OF SHAREHOLDERS
                                   ARTICLE 12

12.1 All General Meetings of Shareholders shall be held in Curacao.

12.2 The annual General Meeting of Shareholders shall be held within nine months after the end of the preceding fiscal year on a date determined from year to year by the Board of Directors.

     At such annual General Meeting:

          a. the Board of Directors shall report on the business of the Company and the administration thereof conducted during the preceding fiscal year;

          b. the annual accounts including the balance sheet and the profit and loss statement with an explanatory statement setting forth the standards by which the properties of the Company have been valued (the "Annual Accounts") will be submitted by the Board of Directors for approval;

          c.   members of the Board of Directors will be elected;

          d. the appointment of the accountants will be ratified as referred to in article 117 of Book 2 Civil Code of the Netherlands Antilles; and

          e. the Board of Directors shall introduce any related items of business deemed necessary for discussion by the Board of Directors or General Meeting of Shareholders.

12.3 Special General Meetings of Shareholders may be called at any time only upon the direction of the Chairman, the Vice Chairman, or by resolution of the Board of Directors.

12.4 Notice of General Meetings of Shareholders, whether annual General Meetings or special General Meetings, stating the time and place of the meeting, shall be given to the shareholders not less than fifteen (15) or more than sixty (60) days prior to


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     the date of the meeting in question by mailing a written notice, postage prepaid to each shareholder at the address thereof appearing in the Register.

12.5 All notices of General Meetings of Shareholders shall state the matters to be considered at the meeting. In the event a General Meeting of Shareholders is to consider an amendment to these Articles of Association, then such shall be stated in a notice and the full text of such amendments shall be filed at the offices of the Company for inspection by every shareholder until the conclusion of the General Meeting of Shareholders.

                                   ARTICLE 13

13.1 Every shareholder has the right to attend any General Meeting of Shareholders in person or by proxy, and to address the meeting.

13.2 Each holder of Common Shares shall be entitled to one vote for each Common Share held on all matters to be voted on, including the election of directors.

                                   ARTICLE 14

For the purpose of determining shareholders entitled to notice of and/or to vote at any General Meeting of Shareholders, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors of the Company may provide that the Register shall be closed for a stated period not to exceed, in any case, fifty
(50) days. If the share transfer books shall be closed for the purpose of determining shareholders entitled to notice of or to vote at a General Meeting of Shareholders, such books shall be closed for at least ten (10) days immediately preceding such meeting. In lieu of closing the Register, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than fifty
(50) days and, in case of a General Meeting of Shareholders, not less than ten
(10) days prior to the date on which the particular action requiring such determination of shareholders is to be taken. If the share transfer books are not closed and no record date is fixed for the determination of shareholders entitled to notice of or to vote at a General Meeting of Shareholders, or shareholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any General Meeting of Shareholders has been made as herein provided, such determination shall apply to any adjournment thereof except where the determination has been made through the closing of share transfer books and the stated period of closing has expired.

                                   ARTICLE 15

15.1 Except as otherwise provided herein, no action may be taken at any General Meeting of Shareholders unless a quorum consisting of the holders of at least one half of the outstanding Common Shares are present at such meeting in person or by proxy.

15.2 If a quorum is not present in person or by proxy at any General Meeting of Shareholders a second general meeting shall be called in the same manner as such original meeting of Shareholders, to be held within two months, at which second meeting, regardless of the number of Common Shares represented (but subject to the provisions of Articles 19, 20 and 21), valid resolutions may be adopted with respect to any matter stated in the notice of the original meeting and also in the


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     notice of such second meeting or which by law is required to be brought before the shareholders despite the absence of a quorum.

15.3 Subject to the provisions of Articles 19, 20 and 21, a majority of the votes cast shall be necessary to adopt any resolution at any General Meeting of Shareholders.

15.4 The Chairman of the Board of Directors or in his absence the Vice Chairman or a person designated by the Board of Directors shall preside at General Meetings of Shareholders.

15.5 At any General Meeting of Shareholders, a shareholder may vote upon all matters before the meeting, even if the decision to be taken would grant him, in a capacity other than as a shareholder, any right against the Company or would in such other capacity relieve him of any obligation to the Company.

                            DISTRIBUTION OF PROFITS
                                   ARTICLE 16

16.1 All profits may be reserved at the discretion of the Board of Directors. The profits so reserved shall be reflected on the Company's annual balance sheet in a Common Share Retained Earnings Account. No profits reserved by the Board of Directors pursuant to a duly adopted resolution shall be distributed to the holders of Common Shares, unless the Board of Directors has first recommended in writing to the General Meeting of Shareholders that such a distribution be made and the General Meeting of Shareholders has duly adopted a subsequent resolution confirming the recommendation of the Board of Directors. Any such written recommendation of the Board of Directors shall specify the amount of the distribution and the date on which it is to be paid. Once profits have been reserved, the Board of Directors shall be under no obligation to recommend within any specific period of time that a distribution be made to the holders of Common Shares; instead, such written recommendations may be made at such times and in such amounts as the Board of Directors determines in its sole discretion.

16.2 In the event that the profit and loss account shows a loss for any given year, which cannot be covered by the reserves or compensated in another manner, no profit shall be distributed in any subsequent year, as long as the loss has not been recovered.

16.3 The Board of Directors may at any time resolve to distribute one or more interim dividends, if justified by the anticipated profits of the Company, as an advance payment of the dividend expected to be declared by the General Meeting of Shareholders.

                                  FISCAL YEAR
                                   ARTICLE 17

The fiscal year of the Company shall be the calendar year.

                   BALANCE SHEET AND PROFIT AND LOSS ACCOUNT
                                   ARTICLE 18

Each year within eight months (8) from the end of the fiscal year of the Company subject to the General Meeting of Shareholders possibly extending this period by up to six (6) months on grounds of special circumstances, the Board of Directors shall prepare the Annual Accounts as referred to in Article 12 hereof. The Annual Accounts drawn up shall be signed by all of the directors; should a signature be lacking then a reason therefore shall be stated. The Annual Accounts shall be submitted to the shareholders for inspection and to the General Meeting of Shareholders for approval. From the date at which the notice


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of the annual General Meeting of Shareholders is sent until the close of the annual General Meeting of Shareholders, the Annual Accounts shall be available for inspection by the shareholders at the office of the Company, and at any additional place, if specified in the notice of such meeting.

                             DISPOSITION OF ASSETS
                                   ARTICLE 19

Notwithstanding any provision of Article 15, any sale or other disposition of all or substantially all of the assets of the Company, whether for cash, property, stock or other securities of another company, or for any other consideration, shall be made only pursuant to a resolution duly adopted at a General Meeting of Shareholders by the holder or holders of at least a majority of the Common Shares of the Company at the time outstanding, the notice of which meeting shall have specified the terms of such proposed sale or other disposition; provided, however, the foregoing shall not apply to any reorganization or rearrangement of the Company, or of any of its subsidiaries or of any of its assets in any transaction whereby there shall be no diminution of the beneficial interest of the shareholders of the Company in such assets.

                                  DISSOLUTION
                                   ARTICLE 20

20.1 Notwithstanding any provision of Article 15, any resolution providing for the dissolution, liquidation or winding up of the Company shall be valid only if duly adopted at a General Meeting of Shareholders by the holder or holders of at least a majority of the Common Shares of the Company at the time outstanding, the notice of which meeting shall have specified the nature of any such resolution to be voted upon at such meeting.

20.2 In the event of dissolution of the Company, the liquidation shall be effected under such provisions as the General Meeting of Shareholders shall, without prejudice to the provisions of this Article, decide.

20.3 If the profit and loss account covering the fiscal year, closing as of the date of the dissolution of the Company, shows a profit balance, this balance shall be divided in conformity with the provisions of Article 16 of these Articles of Association.

20.4 The distributions of the liquidation proceeds shall be paid to the holders of Common Shares in proportion to their share holding.

20.5 During ten years after the end of the liquidation, the books and records of the Company shall remain in the custody of the liquidator or of the custodian designated thereto by the Courts in the Netherlands Antilles at the request of the liquidator.

                                   AMENDMENTS
                                   ARTICLE 21

Notwithstanding any provisions of Article 15, these Articles of Association may be amended only pursuant to a resolution duly adopted at a General Meeting of Shareholders by the holder or holders of at least an absolute majority of the Common Shares of the Company at the time outstanding, the notice of which meeting shall have set forth the exact text of the proposed amendment or amendments or shall have stated that a copy of such text has been deposited at the office of the Company in Curacao for inspection by the shareholders of the Company, and will remain available for inspection until the conclusion of said meeting.